Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Registration No. 333-119158) and on Forms S-8 (Registration No. 33-32968, No. 33-59557 and No. 333-92231) of Devcon International Corp. of our report dated March 29, 2005 relating to the Consolidated financial statements of Starpoint, Limited Partnership, as of December 31, 2004 and for the year then ended, which appears in the Current Report on Form 8-K/A of Devcon International Corp. dated May 16, 2005.

/s/ Carr, Riggs & Ingram, LLC

Panama City, Florida

May 16, 2005